Exhibit 10.12

TOUCHMARK BANCSHARES, INC.

2008 STOCK INCENTIVE PLAN

OPTION AWARD AGREEMENT

You have been selected by Touchmark Bancshares, Inc. to receive an Option Award under the Touchmark Bancshares, Inc. 2008 Stock Incentive Plan (the “Plan”), as specified below:

Participant:

Type of Option (ISO or NSO):

Date of Award:

Number of shares of Stock subject to Option:

Exercise Price:

Vesting Schedule:

This Option will vest and become exercisable beginning with the first anniversary of the Date of Award at the rate of one-third (1/3) per year for three (3) years, provided that this Option shall vest in full upon Termination of Service due to death or Disability of the Participant or upon a Change in Control as defined in the Plan.

THIS OPTION AWARD AGREEMENT (the “Agreement”), effective as of the Date of Award, between the Participant (hereinafter “you” or “your”) and Touchmark Bancshares, Inc. (hereinafter the “Company”) is made pursuant to the provisions of the Plan.  The capitalized terms appearing in this Agreement shall have the definitions set forth herein, or if not so defined, as ascribed to them in the Plan.  The parties hereto agree as follows:

1.                                      Award.  You are hereby granted an Option which gives you the right, once your Option vests, to purchase shares of Stock of the Company at the above Exercise Price.

2.                                      Continuing Service.  This Option is granted on the condition that you remain in the continuous service of the Company or its affiliates from the Date of Award through the end of the Vesting Schedule with respect to any underlying share, without incurring a Termination of Service.  Unless otherwise provided in the Plan, if your employment or service terminates for any reason and such termination constitutes a “Termination of Service” as defined in the Plan, any portion of this Option which has not yet vested as of your termination date will be immediately forfeited; provided, however, this Option shall vest in full immediately if your employment is terminated by reason of death, Disability, or upon a Change in Control as defined in the Plan.  However, neither this condition nor the Award evidenced by this Agreement will impose upon the Company or any of its affiliates any obligation to retain you in its employment or service for any given period or upon any specific terms of employment.

3.                                      Limitations on Rights.   You will not be able to transfer this Option or any of your rights hereunder, whether voluntarily or involuntarily, by operation of law or otherwise, except as provided in the Plan.  If your Option is an Incentive Stock Option, any stock certificates you receive upon exercise of your Option may, in the Company’s discretion, bear certain legends as described in the Plan.  You will not have any voting or dividend rights on the shares of Stock underlying your Option until your Option has been properly exercised, and the shares transferred to you.

4.                                      Vesting and Exercise.  Once any portion of your Option has vested and become exercisable, you may choose to exercise that vested portion and purchase the underlying shares of Stock by providing notice to the Company in accordance with election procedures adopted by the Committee from time to time. Before you may receive any shares under this Option, you will be required to pay the full Exercise Price for such shares and any related taxes using one of the methods set forth in the Plan and approved by the Committee.

5.                                      Expiration of Option.  This Option may be exercised only to the extent it has vested and expires, generally, on the earlier of (a) the 10th anniversary of the Date of Award (unless you are a Ten Percent Shareholder, in which case the 5th anniversary of the Date of Award), (b) three months after the date of your Termination of Service for any reason other than death or Disability, or (c) one year after the date of your Termination of Service due to death or Disability.  Note that there are other limitations on exercising this Option, as described in the Plan.

6.                                      Special Rules for ISOs.  If this Option is an Incentive Stock Option (also known as an “ISO”), it will be subject to special requirements and limitations which are described in the Plan and are required by applicable law.

7.                                      Taxes.  Normally, when you exercise your Option (other than an Incentive Stock Option) and purchase the underlying shares of Stock, you will be responsible for federal, state, and local taxes (including foreign and FICA taxes) on the current Fair Market Value of the shares over the Exercise Price.  The Company has the right to deduct, withhold or take other actions to collect such taxes from you, as described in the Plan; however, any tax liability resulting from this Option remains your responsibility.  When you exercise your Incentive Stock Option, you will not at that time realize any income; however, the difference between the Fair Market Value of the underlying shares of Stock on the exercise date and the Exercise Price will be a preference item for purposes of the alternative minimum tax.  You are advised to consult a tax advisor prior to exercising your Option or Incentive Stock Option or disposing of the underlying shares of Stock.

8.                                      Administration.  This Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan.  In the event there is any inconsistency between the terms of this Agreement and the Plan, the terms of the Plan will supersede and replace the inconsistent terms of this Agreement.  It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which are binding upon you.

9.                                      Amendment, Modification or Termination.  The Plan contains certain provisions giving the Committee and the Board the power to amend, modify, or terminate your Option or the Plan at any time.  However, except as specifically provided in the Plan, no termination, amendment, or modification of the Plan or this Option may in any material way adversely affect your rights under this Agreement without your written consent.

10.                               Governing Law.  To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Date of Award.

TOUCHMARK BANCSHARES, INC.

Pin Pin Chau
President & CEO

Participant